Form 10KSB/A, Exhibit 13
period 2000-12-31
IVP TECHNOLOGY CORP
filed 2002-04-12
CIK 1011601

                        CONSULTING AND ADVISORY AGREEMENT

     This Consulting and Advisory Agreement ("Agreement") is made and entered into effective this lst day of September, 2000, by and between BARRY GROSS D/B/A GROSS CAPITAL ASSOCIATES ("GROSS") and IVP TECHNOLOGY CORPORATION (THE "COMPANY").

RECITALS

A. Gross is experienced as a consultant and advisor in the securities industry. Gross has played a key role in his career in assisting in the dissemination of information of certain publicly traded companies and providing the necessary strategy for growth of the public awareness within the companies where he has been employed. Gross is also experienced in dealing with brokers, NASD broker/dealers, financial institutions, and equity investors as it pertains to securities transactions and in corporate communications in the securities industry.

B. Gross is experienced at making presentations to the brokerage community in addition to providing market analysis and NASD broker/dealer interviews concerning the current activities of the companies with which he has been contracted as an advisor.

C. IVP Technology Corporation (a Nevada Corporation) desires to publicize itself with the intention of making IVP Technology Corporation's name and business better known to shareholders, investors, and brokerage houses and to avail itself of Gross' experience, advice, and contacts within the brokerage community. IVP Technology Corporation desires to enter in to this Agreement with Gross and Gross is willing to provide consulting and advisory services to the Company under the terms and conditions of this Agreement.

D. Gross agrees to perform its consulting duties hereto as an independent contractor. Nothing contained herein shall be considered as creating an employer-employee relationship between the parties to this Agreement. The Company shall not make social security, worker's compensation or unemployment insurance payments on behalf of Gross. The parties hereto acknowledge and agree that Gross cannot guarantee the results or effectiveness of any of the services rendered or to be rendered by Gross hereunder. Rather, Gross shall conduct its operations and provide its services in a professional manner and in accordance with good industry practice. Gross will use its best efforts and does not promise results.

     NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. ENGAGEMENT. The Company hereby retains Gross to publicize IVP Technology Corporation to institutions, brokers, research analysts, prospective investors, and shareholders. Gross hereby agrees to make itself available to render its professional advice and reasonable assistance to the Company under the terms and conditions hereinafter set forth.

2. DUTIES. During the term of this Agreement, Gross agrees to assist and advise the Company upon the Company's reasonable requests in the following general areas:

     a) Assistance in the dissemination of information concerning IVP Technology Corporation to publicize itself;

     b) Interviewing and sourcing qualified NASD brokers located in the United States;

     c) Assistance in the presentation of due diligence materials included in investment memorandums and other similar matters as may be required by industry partners, bankers, financial institutions, NASD brokers, research analysts, and equity investors;

     d) A program of communication with brokerage professionals including institutional investors and brokers that have an interest in securities;

     e) Such other general assistance and advice that may be mutually agreed upon.

3. COMPENSATION. The compensation to Gross for entering into this Agreement and for the services rendered hereunder shall be in the form of (i) payment by the Company of $2,500.00 per month as a consulting fee beginning September 1, 2000, and continuing monthly thereafter through and including February 1, 2001, and (ii) the issuance by the Company of Rule 144 stock for an aggregate amount of 800,000 (eight hundred thousand) shares of the Company's common stock, par value $0.001, symbol (OTCBB: TALL) for the benefit of Gross. The Company shall also promptly reimburse Gross for any printing, travel, entertainment and lodging expenses incurred by Gross in connection with the services to be provided by Gross to the Company pursuant to the terms of this agreement provided, however, that all such expenses are pre-approved by the Company.

     The 800,000 (eight hundred thousand) shares of Rule 144 stock as described above shall vest and be issued to Gross in the form of 8 (eight) separate stock certificates of 100,000 (one hundred thousand) shares each. Each certificate shall reflect the corresponding number of shares as described in the table below, and shall be issued and delivered to Gross within 10
     (ten) days of their individual vesting date relative to the following vesting schedule:

          VESTING DATE                  NUMBER OF SHARES
          ------------                  ----------------
          September 15, 2000             700,000 Shares
          January 1, 2001                100,000 Shares

          All of the above Rule 144 stock so issued will come with "piggy-back registration rights" to be included in any Registration Statement undertaken by the Company. Gross shall have the right to "Piggy-back" on any registration or offering by the Company without cost or expense to Gross. The shares thereupon shall be unrestricted as to transferability and the Certificates shall not bear any legends, restrictions, or encumbrances.

          If the common shares (free trading or restricted) to be issued shall change into the same or a different number of shares of any other class or classes of stock (whether by capital reorganization, reclassification, stock split, reverse stock split or otherwise), Gross shall be entitled to, instead of the common shares, a number of shares of such other class or classes of stock adjusted to the number of shares Gross would have received had Gross received the shares immediately before such change was made. `

          Any costs related to the issuance and delivery of shares to Gross pursuant to the terms of this agreement shall be paid by the Company.

4.   TERM. This Agreement shall be for a term of six (6) months.

5. TERMINATION. This Agreement shall terminate at the end of six (6) months from the effective date of this Agreement.

6. ACCURACY OF INFORMATION AND INDEMNIFICATION. The Company agrees to furnish to Gross truthful and accurate information in all respects. The Company agrees to cooperate with Gross in the performance of Gross' consulting services. The Company will have final approval of all brochures or marketing material disseminated by Gross.

     In connection with this Agreement, the Company and Gross hereby covenant and agree to indemnify each other and hold the other party harmless from and against any and all damage, claim or liability, as a result of any breach of this Agreement by the breaching party, provided that neither the Company nor Gross shall have any obligation to indemnify the other with respect to any act or omission of the other that constitutes gross negligence or willful misconduct.

7.   MISCELLANEOUS.

     a) Assignment. Unless otherwise agreed to in writing by both parties hereto, the rights, obligations and benefits established by this Agreement are not, and shall not be, assignable by either of the parties hereto, and any such attempt of assignment shall be null and void and of no effect whatsoever.

     b) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and may not be changed.

     c) Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

     d) Construction of Language. The language used in this Agreement shall be construed as a whole according to its fair meaning, and not strictly for nor against either party.

     e) Captions and Headings. The paragraph headings throughout this Agreement are for convenience and referenced only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

     f) Dispute Between Parties. Should there be a dispute as to the execution or interpretation of this "Consulting and Advisory Agreement" that cannot be resolved by the parties involved within a 30 day period, the resolution shall be made through arbitration and the decision by such arbitration committee will be binding to both parties.

     g) State Law. This agreement, its interpretation, and its application shall be governed by the laws of the State of Texas, and the parties agree that venue shall be in the federal and state district courts of Nueces County, Texas.

     h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute one and the same instrument.

     i) Costs. In the event of any legal proceeding between any of the parties to enforce or defend the terms and rights set forth in this Agreement, the prevailing party or parties shall be paid all costs of such legal proceeding, including but not limited to reasonable and necessary attorney's fees and court costs, by the other party or parties.

     j) Notices and Waivers. Any notice or waiver required or permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, three (3) business days after being mailed by certified or registered mail, faxed during regular business hours of the recipient and there is confirmation of receipt, or sent by prepaid full rate telegram to the following address:

          To Gross:           Mr. Barry Gross
                              Gross Capital Associates
                              15322 Caravel Drive
                              Corpus Christi, TX 78418
                              Phone Number (361) 949-4999
                              Fax Number (361) 949-0346

          To the Company:     Mr. John Maxwell
                              IVP Technology Corporation
                              300, 54 Village Center Place
                              Mississauga, Ontario, Canada L4Z 1V9
                              Phone Number (905) 277-9499
                              Fax Number (905) 277-9506

     k) Binding Agreement. This Agreement shall bind and inure to the benefit of Gross and the Company and their respective heirs, representatives, successors and assigns.

     l) Option. The Company may choose to extend this six (6) month Agreement for an additional six (6) months with the approval, consent and renegotiation by Gross.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written notwithstanding the actual date of signatures.

                                   BARRY GROSS D/B/A
                                   GROSS CAPITAL ASSOCIATES

                                   By: /s/ Barry Gross      Date:  9/7/00
                                      ---------------------       --------
                                           Barry Gross

                                   IVP TECHNOLOGY CORPORATION

                                   By: /s/ John Maxwell     Date:  9/5/00
                                      ---------------------       --------
                                           John Maxwell
                                           President

PROVINCE OF ONTARIO

COUNTY OF YORK

     BEFORE ME, the undersigned authority, on this day personally appeared John Maxwell, President of IVP Technology Corporation, a Nevada Corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he had executed the same for the purposes and consideration therein expressed, in the capacity therein stated, and as the act and deed of said corporation.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 5th day of September,
2000.

                                                  /s/ ??????
                                                  ----------------------------
                                                  Notary Public in and for
                                                  the Province of Ontario

STATE OF TEXAS

COUNTY OF NUECES

     BEFORE ME, the undersigned authority, on this day personally appeared Barry Gross D/B/A Gross Capital Associates, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he had executed the same for the purposes and consideration therein expressed.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 7th day of September,
2000.

                                                  /s/ Michelle Leigh Stampley
                                                  ----------------------------
                                                  Notary Public in and for
                                                  the State of Texas

[NOTARY STAMP]