Form 10KSB/A, Exhibit 13
period 2000-12-31
IVP TECHNOLOGY CORP
filed 2002-04-12
CIK 1011601

THIS AGREEMENT made as of the 25th day of September, 2000

BETWEEN:

          IVP TECHNOLOGY CORPORATION, a corporation incorporated pursuant to the laws of the State of Nevada,

          (hereinafter called "IVP")

                                OF THE FIRST PART
AND
          KOPLAN CONSULTING CORPORATION, a private corporation incorporated pursuant to the laws of the State of Nevada,

          (hereinafter called "Koplan")

                               OF THE SECOND PART

WHEREAS IVP Technology Corporation ("IVP") is a public corporation which maintains a market for its common shares through the facility of the OTC Bulletin Board;

AND WHEREAS Koplan is a private corporation which consults to corporate clients in the areas of product development and marketing;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the sum of one dollar ($1.00 ) now paid by each party to the other, the parties hereto covenant and agree with each other as follows:

1. Koplan shall provide consulting services to IVP for a period of six (6) months from the date of execution of this agreement. For the purpose of clarification, the consulting services to be provided to IVP by Koplan shall include, but not necessarily be limited to, the following:

     (a) identifying and introducing a software developer which will work with IVP's technical team for the specific purpose of adapting PowerAudit software to operate on the Psion handheld computer;

     (b) developing a marketing strategy for PowerAudit software in the European Economic Community and Switzerland with the specific purpose of securing the earliest possible market penetration for PowerAudit software through the development of strategic alliances with existing manufacturers, distributors and/or system designers, and

     (c) such additional consulting services as may be reasonably requested of Koplan by IVP.

2. IVP hereby acknowledges that Koplan may have entered into consulting agreements with other companies and IVP agrees that the consulting services to be provided by Koplan to IVP shall be non-exclusive in nature and that the consulting services to be provided by Koplon to Koplan's other corporate clients shall not constitute a conflict of interest provided that the said consulting services do not impair the quality or the timelessness of the consulting services to be provided by Koplan to IVP as anticipated herein.

3. IVP agrees to facilitate the consulting services to be provided by Koplan through the provision to Koplan of such financial records, documents and other material corporate data as may be reasonably requested of IVP by Koplan.

4. In consideration for the consulting services to be provided to IVP by Koplan, IVP hereby covenants and agrees to cause the immediate issuance of eight thousand (800,000) common shares in the capital stock of IVP (the "Shares") and IVP further covenants and agrees to cause the earliest possible registration of the Shares for trading pursuant to the terms of the Securities Act of 1933.

5. Koplan shall not disclose, either during the term of this Agreement or at any time thereafter, any information which Koplan may have become privy to while providing consulting services to IVP where such information concerns the business and affairs of IVP or any of IVP's subsidiaries, affiliated corporations or associates, unless such disclosure is done in the proper discharge of Koplan's duties as anticipated by this Agreement and Koplan shall not use, for it's own purpose or for any purpose other than the welfare of IVP, it's subsidiaries, affiliated corporations or associates, either during the continuance of its engagement under this agreement under this agreement or at any time thereafter, any information Koplan may have acquired or may aquire in or in relation to the business of IVP, it's subsidiaries, affiliated corporations or associates. Koplan shall not, at any time either during or after the term of this agreement, without the prior written consent of IVP, disclose, release or furnish to any party any information relating to the source code, object code and other proprietary elements of PowerAudit software.

6. Any notice required or permitted to be given hereunder shall be deemed given if delivered by hand, facsimile transmission or by registered mail, postage prepaid, delivered to the parties at their respective addresses or facsimile numbers set forth below;

     (a) if to Koplan:   c/o Harris & Thompson,
                         Suite 260, 6121 Lakeside Drive,
                         Reno, Nevada 89511

                         Facsimile No.: (775) 825-4829

     (b) if to IVP:      Suite 300, 54 Village Centre Place
                         Mississauga, Ontario
                         Canada L4Z 1V9

                         Facsimile No.: (905) 277-9506

     Any such notices given by hand delivery or by confirmed facsimile transmission shall be deemed to have been received on the date of delivery or transmission and if given by prepaid registered mail shall be deemed to have been received on the third business day immediately following the date of mailing. The parties shall be entitled to give changes of address from time to time in the manner hereinbefore provided for.

7 This Consulting Agreement may be executed in any number of counterparts by original or facsimile signature by the authorized officers of Koplan and IVP each of which counterparts, when executed and delivered, shall be an original but such counterparts together shall constitute one and the same instrument.

8 This consulting agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9    Time shall be of the essence of this Consulting Agreement.

10 The provisions of this consulting agreement shall enure to the benefit of and be binding upon Koplan and IVP and their respective successors and assigns.

11 This instrument constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supercedes any and all prior and contemporaneous agreements, understandings, negotiations and discussions between the parties hereto in connection with the subject matter hereof. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

IN WITHESS WHEREOF this Consulting Agreement has been executed by the duly authorized officers of the parties hereto as of the date first noted hereinabove.

                                             IVP TECHNOLOGY CORPORATION

                                             per: /s/ John Maxwell
                                                 ------------------------
                                                 John Maxwell,
                                                 President

                                             KOPLAN CONSULTING CORPORATION

                                             per: /s/ Paul Buconi
                                                 ------------------------
                                                 President